MANNING ELLIOTT
CHARTERED ACCOUNTANTS

11th floor, 1050 West Pender Street, Vancouver, BC Canada V6E 3S7
Phone: 604.714.3600  Fax: 604.714.3669  Web: manningelliott.com









June 25, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC   USA   20549




We have read Item 4 of the Form 8-K dated June 25, 2003, of Corporate Development and Innovation Inc., and are in agreement with the statements contained therein, insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,
MANNING ELLIOTT


/s/ Don Prest



Per:	Don Prest, CA